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Exhibit 10(h)


                       AMENDMENT DATED NOVEMBER 3, 1997
                                      TO
                         AMENDED EMPLOYMENT AGREEMENT


     Amendment dated November 3, 1997 to the Employment Agreement between Computervision Corporation (the "Company") and Russell E. Planitzer (the "Executive") dated as of June 11, 1996 (the "Agreement"), as amended by an Amendment dated September 22, 1997 (the "Amendment"). All capitalized terms not defined in this Amendment shall have the meanings set forth in the Employment Agreement and the Amendment.

     WHEREAS, the Company and the Executive entered into the Amendment with the purpose of adjusting the exercise price of certain Executive's stock options in exchange for the release by the Executive of the Company's obligations to pay the Employee the balance of the Special Bonus due on June 30, 1997 in the amount of $1,113,500 (the "Special Bonus Payment") and extending the Consultation Period; and

     WHEREAS, the Company and the Executive desire to amend the Employment Agreement by rescinding the Amendment and restoring the Company's obligation to make the Special Bonus Payment;

     NOW, THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the Company and the Executive agree as follows:

     1. The Company and the Executive hereby agree to rescind, cancel and terminate the Amendment, effective immediately.

     2. From and after the date hereof, the terms and conditions of employment of the Executive shall be governed solely by the terms and conditions of the Employment Agreement, as amended hereby as follows:

         (a) The balance of $1,113,500 owed by the Company to the Executive pursuant to the provisions of Section 4.2 of the Employment Agreement shall bear interest at the rate of 14% per annum (on the unpaid balance from time to time outstanding), from July 1, 1997 through the date of payment in full of such balance. The Company agrees that the Special Bonus shall be paid in full, together with all accrued and unpaid interest, on the earlier of (i) June 30, 1998 and (ii) the date of consummation of the acquisition of the Company by Parametric Technology Corporation ("PTC") pursuant to an Agreement and Plan of Reorganization between the Company and PTC of even date (the "Payment Date").

         (b) Section 2 of the Employment Agreement is hereby amended by extending the date of expiration of the Consultation Period (as defined therein) by an additional ten months, from June 30, 1998 to April 30, 1999. During such additional ten-month period, the Company shall pay the Executive the sum of $20,000 per
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month, and the Executive agrees to devote up to three (3) days per calendar month and up to a maximum aggregate of twenty-five (25) days during said 10-month period to the performance of consulting services to or for the benefit of the Company.

     2. The Executive hereby agrees to amend the Adjusted Options (as defined in the Amendment) so as to increase the applicable option exercise prices to the respective levels that were in effect prior to the Amendment.

     3. Except as expressly amended hereby, the Employment Agreement shall continue to remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                              COMPUTERVISION CORPORATION


                              BY:___________________________________


                              ______________________________________
                              RUSSELL E. PLANITZER

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